CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$1,260,000	$146.29

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933

Pricing Supplement dated July 26, 2011 (To the Prospectus dated August 31, 2010, the Prospectus Supplement dated May 27, 2011 and Index Supplement dated May 31, 2011)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

$1,260,000 Callable Floating Rate Notes due July 31, 2013 Linked to the Performance of the Russell 2000® Index Global Medium-Term Notes, Series A, No. E-6781

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	July 26, 2011

Issue Date:	July 29, 2011

Final Valuation Date:	July 26, 2013*

Maturity Date:	July 31, 2013**

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Interest Payment Dates:	Quarterly, payable in arrears on the 29th of each April, July, October and January (except that the Interest Payment Date with respect to the final Interest Period shall occur on the Maturity Date), commencing on October 29, 2011.

Interest Periods:	The initial Interest Period will begin on, and include, the Issue Date and end on, but exclude, the first Interest Payment Date. Each subsequent Interest Period will begin on, and include, the Interest Payment Date for the immediately preceding Interest Period and end on, but exclude, the next following Interest Payment Date. The final Interest Period will end on, but exclude, the Maturity Date.

Interest Rate:	For each Interest Period, the Reference Rate plus the Spread.

Reference Rate:	3-month LIBOR (designated LIBOR Page: Reuters: LIBOR01)

Spread:	5.30%

Interest Reset Dates:	For any Interest Period, the first day of such Interest Period.

Interest Determination Dates:	For any Interest Period, the day that is two London Business Days prior to the Interest Reset Date for such Interest Period.

Day Count Convention:	Actual/360

Business Day:	New York and London

Business Day Convention:	Following; Adjusted

Tax Allocation of Interest Rate:

Put Premium: 1.1125% for each Interest Period.

Deposit Income: With respect to each Interest Period, the excess of the applicable effective interest rate**** for that Interest Period over the Put Premium.

Redemption at the Option of the Issuer:	We may redeem your Notes, in whole or in part, at the Redemption Price set forth below, on any Interest Payment Date occurring on or after January 29, 2012, provided we give at least five business days’ prior written notice to the trustee. If we exercise our redemption option, the Interest Payment Date on which we so redeem your Notes will be referred to as the “Early Redemption Date”.

Redemption Price:	If we redeem your Notes pursuant to the “Redemption at the Option of the Issuer” provision above on an applicable Interest Payment Date, you will receive on the Early Redemption Date 100% of the principal amount of your Notes together with any accrued and unpaid interest to, but excluding, the Early Redemption Date.

Payment at Maturity:

If your Notes are not redeemed pursuant to the “Redemption at the Option of the Issuer” provision above, you will receive at maturity (in addition to the final interest payment) a cash payment equal to the principal amount of your Notes, unless the Final Level of the Index is less than the Barrier Level. If the Final Level of the Index is less than the Barrier Level, you will receive at maturity (in addition to the final interest payment) a cash payment equal to (a) the principal amount of your Notes plus (b) the principal amount of your Notes multiplied by the Reference Asset Return, calculated per $1,000 principal amount Note as follows:

$1,000 + [$1,000 × (Reference Asset Return)]

You may lose some or all of your principal at maturity. If the Final Level of the Index is less than the Barrier Level, your Notes will be fully exposed to any decline of the Index from the Initial Level to the Final Level and you may lose some or all of your principal. Any payment on the Notes is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement.

Barrier Level:	494.90 (60% of the Initial Level of the Index, rounded to the nearest hundredth)

Reference Asset:	Russell 2000® Index (the “Index”) (Bloomberg ticker symbol “RTY <Index>”)

Reference Asset Return:	The performance of the Index from the Initial Level to the Final Level, calculated as follows: Final Level – Initial Level Initial Level

Initial Level:	824.83, the Index Closing Level on the Initial Valuation Date.

Final Level:	The Index Closing Level on the Final Valuation Date.

Index Closing Level:	The closing level of the Index published at the regular weekday close of trading on the relevant valuation date as displayed on Bloomberg Professional® service page “RTY<Index>” or any successor page on Bloomberg Professional® service or any successor service, as applicable. In certain circumstances, the closing level of the Index will be based on the alternate calculation of the Index as described in “Reference Assets—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” starting on page S-90 of the accompanying Prospectus Supplement.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06738KPN5 and US06738KPN53

*	Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the prospectus supplement.
**	Subject to postponement in the event of a market disruption event and as described under “Terms of the Notes—Maturity Date” and “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the prospectus supplement.
****	For calculation of the effective interest rate for an Interest Period, see “Hypothetical Interest Rate and Interest Payment Calculations—Step 3” in this pricing supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement, “Risk Factors” beginning on page IS-2 of the index supplement and “Selected Risk Considerations” beginning on page PS-5 of this pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of the Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after the initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission‡	Proceeds to Barclays Bank PLC
Per Note	100%	1.50%	98.50%
Total	$1,260,000	$18,900	$1,241,100

‡	Barclays Capital Inc. will receive commissions from the Issuer equal to 1.50% of the principal amount of the notes, or $15 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 and the index supplement dated May 31, 2011 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and the index supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

•	Index Supplement dated May 31, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511154632/d424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

Hypothetical Interest Rate and Interest Payment Calculations

As described above, the per annum Interest Rate payable on the Notes on each Interest Payment Date will be a floating rate calculated as described under Interest Rate above. The following illustrates the process by which the Interest Rate and interest payment amount are determined for an Interest Period.

Step 1: Determine the value of the Reference Rate for the Interest Period.

For an Interest Period, a per annum value for the Reference Rate is determined on the relevant Interest Reset Date by observing the applicable Reference Rate on the Interest Determination Date relating to that Interest Reset Date. For further information concerning the Interest Determination Dates for the Reference Rate, see “Interest Mechanics—How Floating Interest Rates Are Reset” in the prospectus supplement.

Step 2: Calculate the per annum Interest Rate for the Interest Period by adding the Spread to the Reference Rate for that Interest Period.

For an Interest Period, once the Calculation Agent has determined the value of the Reference Rate, the Calculation Agent will then determine the per annum Interest Rate for that Interest Period by adding the Reference Rate and the Spread.

Step 3: Calculate the interest payment amount payable for each Interest Payment Date.

For each Interest Period, once the Calculation Agent has determined the applicable per annum Interest Rate, the Calculation Agent will calculate the effective interest rate for that Interest Period by multiplying the per annum Interest Rate determined for that Interest Period by the applicable day count fraction. The resulting effective interest rate is then multiplied by the relevant principal amount of the Notes to determine the actual interest amount payable on the related Interest Payment Date.

Hypothetical Examples of Amounts Payable at Maturity Assuming a Range of Performances of the Index

The following table illustrates the hypothetical payments at maturity on the Notes assuming a range of performances of the Index. The hypothetical payments at maturity set forth below are for illustrative purposes only and may not be the actual payments at

PS–2

maturity applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis. Note that the hypothetical payments at maturity set forth below are based on the following: (i) the Initial Level of 824.83 and the Barrier Level of 494.90 (60.00% of the Initial Level of the Index, rounded to the nearest hundredth), (ii) the assumption that you purchase $1,000 principal amount of the Notes on the Initial Valuation Date at the initial public offering price and hold the Notes to maturity, (iii) the assumption that your Notes are not redeemed pursuant to the “Redemption at the Option of the Issuer” provision described above, (iv) the assumption that there is no Market Disruption Event with respect to the Index on the Final Valuation Date and there is no anti-dilution adjustments, reorganization events or events of default occurring during the term of the Notes. If your Notes are redeemed pursuant to the “Redemption at the Option of the Issuer” provision described above on any applicable Interest Payment Date, you will receive on the Early Redemption Date 100% of the principal amount of your Notes together with any accrued and unpaid interest to, but excluding, the Early Redemption Date. The hypothetical examples below do not take into account any tax consequences from investing in the Notes.

Final Level	Reference Asset Return	Payment at Maturity*
1,649.66	100.00%	$1,000.00
1,567.18	90.00%	$1,000.00
1,484.69	80.00%	$1,000.00
1,402.21	70.00%	$1,000.00
1,319.73	60.00%	$1,000.00
1,237.25	50.00%	$1,000.00
1,154.76	40.00%	$1,000.00
1,072.28	30.00%	$1,000.00
989.80	20.00%	$1,000.00
907.31	10.00%	$1,000.00
866.07	5.00%	$1,000.00
824.83	0.00%	$1,000.00
742.35	-10.00%	$1,000.00
659.86	-20.00%	$1,000.00
577.38	-30.00%	$1,000.00
494.90	-40.00%	$1,000.00
412.42	-50.00%	$500.00
329.93	-60.00%	$400.00
247.45	-70.00%	$300.00
164.97	-80.00%	$200.00
82.48	-90.00%	$100.00
0.00	-100.00%	$0.00

*	Per $1,000 principal amount Note; not including the final interest payment payable on the Maturity Date or any interest payment during the term of the Notes.

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the payments at maturity set forth in the table above are calculated.

Example 1: The level of the Index increases from the Initial Level of 824.83 to a Final Level of 989.80.

Because the Final Level of 989.80 is not less than the Barrier Level of 494.90, the investor receives a payment at maturity of $1,000.00 per $1,000.00 principal amount Note.

Example 2: The level of the Index decreases from the Initial Level of 824.83 to a Final Level of 659.86.

Because the Final Level of 659.86 is not less than the Barrier Level of 494.90, the investor receives a payment at maturity of $1,000.00 per $1,000.00 principal amount Note.

Example 3: The level of the Index decreases from the Initial Level of 824.83 to a Final Level of 412.42.

Because the Final Level of 412.42 is less than the Barrier Level of 494.90, the investor will receive a payment at maturity of $500.00 per $1,000.00 principal amount Note calculated as follows:

$1,000 + [$1,000 × (Reference Asset Return)]

$1,000 + [$1,000 × -50.00%] = $500.00

PS–3

Selected Purchase Considerations

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Market Disruption Events and Adjustments—The Final Valuation Date, the Maturity Date and the payment at maturity are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” with respect to the Index; and

•	For a description of further adjustments that may affect the Index, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices”.

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Certain U.S. Federal Income Tax Considerations—Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. Holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes). In addition, this discussion does not apply to you if you purchase your Notes for more or less than the principal amount of the Notes.

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as an investment unit consisting of (i) a variable rate debt instrument that we issued to you for an amount equal to the principal amount of the Notes (the “Deposit”) and (ii) a put option in respect of the Index (the “Put Option”) which you sold to us in exchange for a portion of the stated interest on the Notes (the “Put Premium”). On the cover page of this pricing supplement, we have determined the amount of each interest payment that represents interest on the Deposit (this amount is denoted as “Deposit Income”) and the amount that represents Put Premium (this amount is denoted as “Put Premium”). The terms of your Notes require you and us to allocate the interest payments as set forth on the cover page, but this allocation is not binding on the Internal Revenue Service. Except as otherwise noted below, the discussion below assumes that your Notes will be treated in the manner described above.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this pricing supplement is materially correct.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF INVESTING IN THE NOTES.

Amounts treated as interest on the Deposit will be subject to tax as ordinary income at the time you receive or accrue such payments, depending on your method of accounting for tax purposes. For a further discussion of the tax considerations applicable to variable rate debt instruments, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Variable Rate Debt Instruments” in the accompanying prospectus supplement. Amounts treated as Put Premium should generally be deferred and accounted for upon the sale, redemption or maturity of the Notes, as discussed below.

The receipt of cash upon the redemption or maturity of your Notes (excluding cash attributable to the final interest payment on the Notes) would likely be treated as (i) payment in full of the principal amount of the Deposit, which would likely not result in the recognition of gain or loss, and (ii) the lapse (if you receive your principal amount) or the cash settlement (if you receive less than your principal amount) of the Put Option. Under such characterization, you should generally recognize short-term capital gain or loss in an amount equal to the difference between (i) the amount of Put Premium paid to you over the term of the Notes (including the Put Premium received at redemption or maturity) and (ii) the difference (if any) between (a) the principal amount of your Notes and (b) the amount of cash you receive at redemption or maturity (excluding cash attributable to the final interest payment on the Notes).

Upon a sale of your Notes, you would be required to apportion the amount you receive between the Deposit and Put Option on the basis of the values thereof on the date of the sale. You would recognize gain or loss with respect to the Deposit in an amount equal to the difference between (i) the amount apportioned to the Deposit and (ii) your adjusted tax basis in the Deposit. Such gain or loss should generally be long-term capital gain or loss (except to the extent attributable to accrued or unpaid interest that has not yet been included in income) if you have held your Notes for more than one year.

PS–4

Upon a sale of your Notes, unless the value of the Deposit on the date of the sale of your Notes is in excess of the amount you receive upon such sale, the amount of cash that you receive that is apportioned to the Put Option (together with any amount of Put Premium received in respect thereof and deferred as described above) would be treated as short-term capital gain. If the value of the Deposit on the date of the sale of your Notes is in excess of the amount you receive upon such sale, you would likely be treated as having made a payment to the purchaser equal to the amount of such excess in order to extinguish your rights and obligations under the Put Option. In such a case, you would likely recognize short-term capital gain or loss in an amount equal to the difference between the Put Premium you previously received in respect of the Put Option and the amount of the deemed payment made by you to extinguish the Put Option.

Alternative Treatments. There are no regulations, published rulings or judicial decisions addressing the treatment for U.S. federal income tax purposes of instruments with terms that are substantially the same as the Notes, and the Internal Revenue Service could assert that the Notes should be taxed differently than in the manner described above. For example, it is possible that the Notes could be treated as a debt instrument that is subject to the special tax rules governing contingent payment debt instruments. If your Notes are so treated, you would be required to accrue interest income over the term of your Notes and you would recognize gain or loss upon the sale or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes. Any gain you recognize upon the sale or maturity of your Notes would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your Notes, and thereafter would be capital loss. For a further discussion of the tax considerations applicable to contingent payment debt instruments, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

It is also possible that the Notes could be treated as a pre-paid income-bearing executory contract in respect of the Index, in which case you may be required to include as ordinary income the entire quarterly interest payment on the Notes (and not just the interest on the Deposit).

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Deposits and Put Options” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this pricing supplement.

Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” (which may include your Notes) with an aggregate value in excess of $50,000 are generally required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. The Internal Revenue Service has suspended this filing requirement for tax returns that are filed before it issues the form on which to report the relevant information. However, once the Internal Revenue Service issues the form, taxpayers that were not required to report in prior years because of the suspension will nevertheless be required to report the relevant information for such prior years on such form. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Index or in the Reference Rate. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement and the index supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”; and

•	“Risk Factors—Additional Risks Relating to Notes with a Barrier Percentage or a Barrier Level”.

In addition to the risks described above, you should consider the following:

PS–5

•

Your Investment in the Notes May Result in a Loss—If your Notes are not redeemed pursuant to the “Redemption at the Option of the Issuer” provision described above and the Final Level of the Index is less than the Barrier Level, your Notes will be fully exposed to any decline of the Index from the Initial Level to the Final Level and you may lose some or all of your principal.

•

Your Return on the Notes is limited to the Interest Rate—During the term of the Notes, you will receive (subject to our credit risk) interest payment on each Interest Payment Date calculated based on the applicable Interest Rate. If your Notes are redeemed pursuant to the “Redemption at the Option of the Issuer” provision described above, regardless of any positive performance of the Index, you will not receive any amount more than the principal amount of your Notes together with any accrued and unpaid interest to, but excluding, the Early Redemption Date. If your Notes are not redeemed pursuant to the “Redemption at the Option of the Issuer” provision described above, on the Maturity Date, you will not receive any amount more than the principal amount of your Notes (in addition to the final interest payment), regardless of any positive Reference Asset Return or any positive performance of the Index. The Notes will not enable you to participate in any positive Reference Asset Return or any positive performance of the Index.

•

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•

Reference Rate / Interest Payment Risk—Because the Interest Rate on the Notes is a floating rate, you will be exposed to risks not associated with a conventional fixed-rate debt instrument. These risks include fluctuation of the applicable Interest Rate and the possibility that, for any given Interest Period, you may receive a lesser amount of interest than for one or more prior Interest Periods. We have no control over a number of matters that may affect interest rates, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their results. In recent years, interest rates have been volatile, and volatility also could be characteristic of the future. In addition, the floating Interest Rate for the Notes may be less than the floating rate payable on a similar Note or other instrument of the same maturity issued by us or an issuer with the same or a comparable credit rating.

•

Potential Early Redemption at the Option of the Issuer—While the original term of the Notes is approximately two years, we may redeem your Notes, in whole or in part, at the Redemption Price on any Interest Payment Date occurring on or after January 29, 2012, provided we give at least five business days’ prior written notice to the trustee. If the Notes are so redeemed, you will be entitled only to the principal amount of your Notes so redeemed together with any accrued and unpaid interest to, but excluding, the Early Redemption Date. You may not be able to reinvest any amounts received on the Early Redemption Date in a comparable investment with similar risk and yield. No more interest will accrue with respect to the Notes so redeemed after the Early Redemption Date. The “Redemption at the Option of the Issuer” feature may also adversely impact your ability to sell your Notes and the price at which they may be sold. It may further limit your ability to sell your Notes and realize any market appreciation of the value of your Notes.

•

Limited Protection Afforded by the Barrier Level—If your Notes are not redeemed pursuant to the “Redemption at the Option of the Issuer” provision described above, you will receive at maturity (subject to our credit risk) the principal amount of your Notes only if the Final Level of the Index is not below the Barrier Level. If the Final Level of the Index is below the Barrier Level, your Notes will be fully exposed to any decline of the Index from the Initial Level to the Final Level and you may lose some or all of your principal. Any payment on the Notes is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement.

•

The Payment at Maturity of Your Notes is Not Based on the Level of the Index at Any Time Other than the Index Closing Level on the Final Valuation Date—If your Notes are not redeemed pursuant to the “Redemption at the Option of the Issuer” provision described above, whether or not you will receive the principal amount of your Notes and the amount payable at maturity (in addition to the final interest payment) will depend on the Final Level of the Index and the Reference Asset Return. The Final Level of the Index and the Reference Asset Return will be based solely on the Index Closing Level of the Index on the Final Valuation Date (subject to adjustments as described in the prospectus supplement). Accordingly, if the Index Closing Level on the Final Valuation Date is less than the Barrier Level, the payment upon maturity, if any, that you will receive for your Notes may be significantly less than it would otherwise have been had such payment been linked to the level of the Index at a time when the Index level was at or above the Barrier Level.

•

No Dividend Payments or Voting Rights—As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing the Index would have.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

PS–6

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes at a rate that exceeds the portion of the quarterly payments treated as interest on the Notes for U.S. federal income tax purposes and whether all or part of the gain or loss you may recognize upon the sale, redemption or maturity of an instrument such as the Notes could be treated as ordinary income or loss. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

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Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the level of the Index on any day and the level of the Reference Rate, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Index;

•	the time to maturity of the Notes;

•	the dividend rate on the common stocks underlying the Index;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Historical Information

The following graph sets forth the historical performance of the Index based on the daily Index Closing Level from August 27, 2003 through July 26, 2011. The Index Closing Level on July 26, 2011 was 824.83.

We obtained the Index Closing Levels below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index Closing Level on the Final Valuation Date. We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

PS–7

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent is committed to take and pay for all of the Notes, if any are taken.

PS–8